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                                                                    EXHIBIT 10.2



                              EMPLOYMENT AGREEMENT

         This Employment Agreement (this "AGREEMENT") is made and entered into as of the 1st day of January, 1997, by and between Equity Marketing, Inc., a Delaware corporation (the "COMPANY"), and Stephen P. Robeck ("EXECUTIVE").

1.       ENGAGEMENT AND DUTIES.

         (a) Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby engages and employs Executive as an officer of the Company, with the title and designation "Chairman and Co-Chief Executive Officer." Executive hereby accepts such engagement and employment.

         (b) During the term of this Agreement, the Executive, as Chairman and Co-Chief Executive Officer of the Company, shall report only to the Board, and his powers and authority shall be and remain superior to those of any other officer or employee of the Company except Donald A. Kurz, the Company's President and Co-Chief Executive Officer. The Company shall use its best efforts to have the Executive elected as a Director of the Company and, if elected, the Executive agrees to serve as a Director of the Company without additional compensation. The Executive and Donald A. Kurz shall, subject to the direction and control of the Board, have general and active supervision and control of the business and affairs of the Company and active direction over the conduct of its business and shall perform all duties and enjoy all powers commonly incident to the positions of Chairman, President and Co-Chief Executive Officer and otherwise as may be delegated to him from time to time by the Board; provided, however, that in



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no event shall the scope of the Executive's duties or the extent of the
Executive's responsibilities be substantially different from the Executive's current duties and responsibilities. In the event Donald A. Kurz is no longer willing or able to remain employed by the Company, the Executive and the Company agree to renegotiate in good faith the terms of this Agreement only; the Consulting Agreement shall not be subject to renegotiation. In renegotiating this Agreement, due regard shall be given to the additional responsibilities associated with acting as sole Chief Executive Officer (and there shall be no other Chairman or Chief Executive Officer appointed), and Executive agrees, at a minimum, to remain employed by the Company through the end of the Term of the Employment Agreement or for an additional 24 months, whichever is greater.

         (c) Executive agrees to devote his full-time business time, energy and efforts to the business of the Company and will use his best efforts and abilities faithfully and diligently to promote the Company's business interests.

         (d) For so long as Executive is employed by the Company or is receiving severance under Section 5(a) or Section 5(c) of this Agreement, Executive shall not, directly or indirectly, as owner, partner, joint venturer, shareholder, employee, broker, agent, principal, trustee, corporate officer, director, licensor, or in any capacity whatsoever engage in, become financially interested in, be employed by, render any consultation or business advice with respect to, or have any connection with, any business engaged in the development, design, manufacture, sale, marketing, utilization or exploitation of any products or services which are designed for the same purpose as, are similar to, or are otherwise competitive with, current, proposed or anticipated products or services of the Company Group, in any geographic area where, prior to or at the time of the termination of his employment, the business of the Company Group was being


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conducted or was proposed to be conducted in any manner whatsoever; provided, however, that the Executive may own any securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent (1%) of any class of stock or securities of such corporation. Subject to the foregoing prohibition and provided such services or investments do not violate any applicable law, regulation or order, or interfere in any way with the faithful and diligent performance by Executive of the services to the Company otherwise required or contemplated by this Agreement or duly requested by the Board, the Company expressly acknowledges that Executive may:

                  (i) make and manage personal business investments of Executive's choice without consulting the Board; (ii) serve in any capacity with any civic, educational, charitable or trade organization; and

                  (iii) serve as a member of the board of directors of other companies or businesses with the approval of the Board, which approval will not be unreasonably withheld.

2.       DEFINITIONS.

         For the purposes of this Agreement, the following terms shall have the meanings set forth below:

         "BOARD" shall mean the Board of Directors of the Company, not including Executive.

         "COMPANY GROUP" shall mean the Company, including all parent, subsidiary and affiliated entities, and each Person with respect to which the Company directly or indirectly has Control.



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         "COMPENSATION COMMITTEE" shall mean the members of the Board who have been appointed by the Board to determine compensation issues relating to the Company.

         "CONSULTING PERIOD" shall mean that period of time following the Employment Term during which Executive serves as a Consultant to the Company and as specifically defined in the Consulting Agreement, which is attached hereto as Exhibit "A."

         "CONTROL" shall mean, with respect to any Person, (i) the beneficial ownership of any of the outstanding voting securities of such Person, or (ii) the power, directly or indirectly, by proxy, voting trust or otherwise, to elect any of the outstanding directors, trustees or other managing persons of such Person.

         "EMPLOYMENT COMMENCEMENT DATE" shall mean January 1, 1997.

         "EMPLOYMENT TERM" shall mean January 1, 1997 through December 31, 1998 and shall include one additional 12-month period provided the Executive does not notify the Company in writing of his intention to terminate the Agreement at the end of the then current Employment Term no less than 180 days before the expiration of the Term. Upon the termination or expiration of this Agreement and any renewal thereof or termination by reason of disability in circumstances in which Executive remains able to consult, the Executive shall be retained by the Company as a consultant to the Company for a period of three (3) years pursuant to the terms and conditions of the Consulting Agreement that is attached to this Agreement as Exhibit "A"; provided, however, that if the employment is terminated Other Than For Cause pursuant to Section 4(d) Executive may elect within 30 days of such termination not to be engaged as a Consultant for the Company and in such event, the provisions of the Consulting Agreement shall



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not be binding upon either Executive or the Company.

         "FOR CAUSE" shall mean, in the context of a basis for termination of Executive's employment with the Company, that:

                  (a) Executive materially breaches any obligation, duty or agreement under this Agreement, which breach is not cured or corrected within 15 days of written notice thereof from the Company (except for breaches of Sections 1(d), 6 or 7 of this Agreement, which cannot be cured and for which the Executive shall have no opportunity to cure);

                  (b) Executive is grossly negligent in the course of providing services to the Company, or commits any act of personal dishonesty, fraud or breach of fiduciary duty or trust against the Company;

                  (c) Executive is convicted of, or pleads guilty or nolo contendere with respect to, theft, fraud or felony under federal or applicable state law;

                  (d) Executive commits any act or acts of personal conduct that, following due investigation and determination by the Board of probable cause, gives rise to a likelihood of liability under federal or applicable state law for discrimination or sexual or other forms of harassment or other similar liabilities with respect to subordinate employees; or

                  (e) Executive commits continued and repeated material violations of specific directions of the Board, which directions are consistent with past practices of the Board with respect to governance matters, with this Agreement and with Executive's position as a chief executive officer, or continued and repeated substantive failure to perform duties assigned by or pursuant to this Agreement; provided that no termination shall be deemed For Cause under this subsection (e) unless Executive first receives written notice from the Company advising him of



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the specific acts or omissions alleged to constitute violations of written directions or a material failure to perform his duties, and such violations or material failure continue after he shall have had a reasonable opportunity to correct the acts or omissions so complained of.

         "PERSON" shall mean an individual or a partnership, corporation, trust, association, limited liability company, governmental authority or other entity.

3.       COMPENSATION; EXECUTIVE BENEFIT PLANS.

         (a) Base Salary. The Company shall pay to Executive a base salary (the "BASE SALARY") at an annual rate of $300,000 during the Employment Term. The Base Salary shall be payable in installments throughout the year in the same manner and at the same times the Company pays base salaries to other executive officers of the Company and may, in the sole discretion of the Compensation Committee, be subject to being adjusted upward.




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         (b) Bonus.

                  (i) Annual Financial Performance Bonus. Executive shall be eligible to receive an annual financial incentive bonus no later than 90 days after the end of each year that is included within the Employment Term. Such bonus shall be based upon the budgeted, pre-bonus, pre-tax earnings of the Company as approved by the Board at the beginning of the calendar year and as set forth in the Company's business or operating plan for such year prepared in the ordinary course of business, exclusive of extraordinary or nonrecurring items (as defined and approved by the Board) (the "Earnings Target"). Such bonus shall be 50% of the Base Salary for the applicable year if the Company's Operating Earnings equal or exceed 140% of the Earnings Target. Such bonus shall be 25% of the Base Salary for the applicable year if the Company's Operating Earnings are equal to 100% of the Earnings Target. If the Operating Earnings are between 100% and 140% of the Earnings Target, such bonus shall be prorated between 25% and 50% of the Base Salary. If the Operating Earnings are between 80% and 100% of the Earnings Target, such bonus shall be prorated between 0% and 25% of the Base Salary. Executive shall not receive such a bonus if the Operating Earnings are equal to or less than 80% of the Earnings Target. For purposes of this Agreement, "Operating Earnings" shall be defined as income from operations before taxes, bonuses and extraordinary or nonrecurring items (as approved and defined by the Board) in accordance with the Company's historic and customary practice.

                  (ii) Annual Strategic Performance Bonus. Subject to the sole discretion of the Compensation Committee of the Board, the Company may pay Executive an annual strategic performance bonus, after taking into account the Company's long-term prospects and position and the accomplishment of strategic goals as devised by mutual agreement of the Board and



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Executive. Such annual bonus shall not exceed one-half of the Base Salary.

                  (iii) Stock Options. It shall be within the sole discretion of the Compensation Committee of the Board whether to grant to Executive an option or options to purchase shares of Common Stock of the Company under any Company stock option plans and, if granted, the number of shares subject to such option(s) and the terms and conditions of such option(s).

         (c) Reimbursement. Executive shall be entitled to reimbursement from the Company for the reasonable costs and expenses that he incurs in connection with the performance of his duties and obligations under this Agreement in a manner consistent with the Company's practices and policies for reimbursements for chief executive officers.

         (d) Additional Reimbursement. During the Term of this Agreement, the Company shall reimburse Executive on a basis comparable to the current practice of the Company, for an automobile, leasing garage space, telephone and home office equipment for his use in performing his employment duties and obligations under this Agreement.

         (e) Group Benefit Plans. Executive shall be eligible to participate in the Company's group health, dental, life, disability, retirement (including 401(k)) and pension benefit plans, subject to the terms, conditions and limitations contained in the applicable plan documents and insurance policies.

         (f) Vacation. Executive shall be entitled to four weeks of paid vacation each year during the term of this Agreement. Any vacation time shall be scheduled to minimize interference with the exercise of Executive's duties under this Agreement.

         (g) Insurance. During the term of this Agreement, the Company shall pay the Executive such additional amounts on an after-tax basis as are required for the Executive to



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maintain and pay all premiums on (i) supplemental disability insurance paying at least $16,667 per month, and (ii) term life insurance having a face value payable on death of no less than $3 million, net of all loans or encumbrances, on the life of the Executive with the Executive (or his estate) as beneficiary with a minimum 10-year term, constant annual premiums.

         (h) Withholding. The Company may deduct from any compensation payable to Executive the minimum amounts sufficient to cover applicable federal, state and/or local income tax withholding, old-age and survivors' and other social security payments, state disability and other insurance premiums and payments.

4.       TERMINATION OF EMPLOYMENT.

         Executive's employment pursuant to this Agreement shall commence on the Employment Commencement Date and shall terminate on the earliest to occur of the following:

         (a) upon the death of Executive;

         (b) upon delivery to Executive of written notice of termination by the Company if Executive shall suffer a physical or mental disability which renders Executive unable to perform his duties and obligations under this Agreement for at least 120 days, whether or not consecutive, in any 12-month period;

         (c) upon delivery to Executive of written notice of termination by the Company For Cause; or

         (d) upon delivery to Executive of written notice of termination by the Company Other Than For Cause.

5.       SEVERANCE COMPENSATION.

         (a) If Executive's employment is terminated pursuant to Section 4(a) (death) or



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Section 4(b) (disability), the Company shall pay to the Executive or his estate his full Base Salary through the end of the month of Executive's death or disability, and Executive or his estate shall be entitled to a prorated share of any bonus or benefits as provided under Section 3 hereof for the calendar year during which his death or disability occurred. Notwithstanding the foregoing, if
(i) Executive's employment is terminated due to a disability, and (ii) Executive is denied all or some disability benefits under the applicable disability policy, then Executive shall be entitled to continue to receive his Base Salary from the Company in accordance with Section 3(a) of this Agreement through the end of the Employment Term, payable at the same time and in the same manner as if Executive's employment had not terminated. Any disability benefits that Executive does receive shall be offset against any amounts payable to Executive pursuant to this Section. Executive agrees to cooperate fully with the Company and the disability insurance carrier with respect to any claim for disability benefits.

         (b) If Executive's employment is terminated pursuant to Section 4(c) (by the Company For Cause), Executive's Base Salary and all benefits under
Section 3 shall cease as of the date of termination, and Executive shall not be entitled to any bonus for the calendar year during which his employment shall be terminated or at any time thereafter. In the event of termination of Executive's employment pursuant to Section 4(c) (by the Company For Cause), and subject to applicable law and regulations, the Company shall be entitled to offset against any payments due Executive the loss and damage, if any, which shall have been suffered by the Company as a result of the acts or omissions of Executive giving rise to termination under Section 4(c). The foregoing shall not be construed to limit any cause of action, claim or other rights which the Company may have against Executive in connection with such acts or



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omissions.

         (c) If Executive's employment is terminated pursuant to Section 4(d) (by the Company Other Than For Cause) prior to the end of the Employment Term, Executive shall be entitled to continue to receive his Base Salary in accordance with Section 3(a) of this Agreement and double the Annual Financial Performance Bonus in accordance with Section 3(b)(i) of this Agreement through the end of the Employment Term, payable at the same time and in the same manner as if Executive's employment had not terminated. Executive shall have no duty to seek other employment upon such termination, and if Executive does so, any income therefrom, including any amounts payable under the Consulting Agreement, shall not be credited against amounts due hereunder.

         (d) If Executive terminates his employment in breach of this Agreement prior to the end of the Employment Term, Executive shall as of the date of termination cease to be entitled to Base Salary, benefits or bonuses. In addition, the Company shall be entitled to seek any other available remedies pursuant to this Agreement or otherwise for such breach, and to offset against any amounts due Executive any damages suffered as a result of such breach.

         (e) Executive acknowledges that the Company has the right to terminate Executive's employment Other Than For Cause and that such termination shall not be a breach of this Agreement or any other express or implied agreement between the Company and Executive. Accordingly, in the event of such termination, Executive shall be entitled only to the compensation and benefits specifically provided for in this Agreement and the Consulting Agreement, if applicable, in the event of such termination, and shall not have any other rights to any compensation or damages from the Company for breach of contract.



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         (f) Executive acknowledges that in the event of termination of his employment for any reason, he shall not be entitled to any severance or other compensation from the Company except as specifically provided in this Section 5 or in the Consulting Agreement. Without limitation on the generality of the foregoing, this Section supersedes any plan or policy of the Company which provides for severance to its officers or employees, and Executive shall not be entitled to any benefits under any such plan or policy.

6.       COVENANT NOT TO SOLICIT.

         (a) During the Employment Term (and, subject to the last sentence of this Section 6(a)), any Consulting Period thereafter and through the first anniversary of the end of the Employment Term or the Consulting Period, if any, Executive will not directly or indirectly, either alone or by action in concert with others: (i) induce any employee of any member of the Company Group to engage in any activity in which Executive is prohibited from engaging by Section 1(d) of this Agreement or to terminate his or her employment with any member of the Company Group; or (ii) employ or offer employment or induce any Person to employ or offer employment to anyone who is or was within the 12 months prior to the date of the proscribed action employed by any member of the Company Group; or (iii) induce or attempt to induce any customer, supplier, licensee or other business relationship of any member of the Company Group to discontinue or reduce its business with any member of the Company Group, or in any way interfere with the relationship between any such customer, supplier, licensee or business relationship and any member of the Company Group; or (iv) solicit or accept any business whatsoever from any of the customers with which the Company did business during the Executive's engagement or employment by the Company. The Company's current chief



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executive officer shall have the authority to waive the provisions of Section
6(a)(ii) insofar as it relates to the personal assistant who was assigned to Executive. (All of the provisions of this Section 6(a) shall continue to apply through any Consulting Period following the Employment Term and through the first anniversary of the end of the Employment Term or the Consulting Period, as applicable (the "Post-Employment Period"), except that during the Post-Employment Period, Executive may work with or for, or solicit or accept business from customers of the Company so long as such business activity by the Executive is not competitive with that of the Company Group and such actions do not otherwise interfere with Executive's obligations under this Agreement or the Consulting Agreement.)

         (b) Executive acknowledges that the Company Group conducts business on a world-wide basis, that its sales and marketing prospects are for continued expansion into world markets and that, therefore, the territorial and time limitations set forth in Section 1(d) and in this Section 6 are reasonable and properly required for the adequate protection of the business of the Company Group. In the event any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, Executive agrees to the reduction of the territorial or time limitation to the area or period which such court deems reasonable.

         (c) If any portion of the restrictions set forth in Section 1(d) and in this Section 6 should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected.

         (d) The existence of any claim or cause of action by Executive against the Company shall not constitute a defense to the enforcement by the Company of the restrictive covenants set



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forth in Section 1(d) and in this Section 6, but such claim or cause of action shall be litigated separately.

7.       CONFIDENTIALITY.

         Executive will not at any time (whether during or after his employment with the Company) disclose or use for his own benefit or purposes or the benefit or purposes of any other Person, other than any member of the Company Group, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financial methods, plans, or the business and affairs of the Company Group generally. Executive agrees that upon termination for any reason of this Agreement, he will immediately return to the Company all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company Group; provided, however, that Executive may retain such materials as in the reasonable discretion of the Board are required to fulfill his duties under the Consulting Agreement or as a director of the Company (retention being permitted by Executive until such time as the Board requests the return of such materials). Executive further agrees that he will not retain or use at any time any trade name, trademark or other proprietary business designation used or owned in connection with the business of any member of the Company Group.

8. COPYRIGHT AND TRADEMARKS.

         (a) All right, title and interest, of every kind whatsoever, in the United States and throughout the world, in (i) any work, including the copyright thereof (for the full terms and extensions thereof in every jurisdiction), created by the Executive at any time during the term of



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this Agreement or of the term of that certain Employment Agreement dated as of
October 1, 1993 and all material embodiments of the work subject to such rights; and (ii) all inventions, ideas, discoveries, designs and improvements, patentable or not, made or conceived by the Executive at any time during the term of this Agreement or of the term of that certain Employment Agreement dated as of October 1, 1993, shall be and remain the sole property of the Company without payment of any further consideration to the Executive or any other person than as set forth herein, and each such work shall, for purposes of United States copyright law, be deemed created by the Executive pursuant to his duties under this Agreement and within the scope of his employment and shall be deemed a work made for hire; and Executive agrees to assign, at the Company's expense, and the Executive does hereby assign, all of his right, title and interest in and to all such works, copyrights, materials, inventions, ideas, discoveries, designs and improvements, patentable or not, and any copyrights, letters patent, trademarks, trade secrets, and similar rights, and the applications therefor, which may exist or be issued with respect thereto. For the purposes of this Section 8, "WORKS" shall include all materials created during the term of this Agreement, whether or not ever used by or submitted to the Company, including, without limitation, any work which may be the subject matter of a copyright under the United States copyright law. In addition to its other rights, the Company may copyright any such work in its name in the United States in accordance with the requirements of the United States copyright law and the Universal Copyright Convention and any other convention or treaty to which the United States is or may become a party.

         (b) Whenever the Company shall so request, whether during or after the term of this Agreement, the Executive shall execute, acknowledge and deliver all applications, assignments



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or other instruments; make or cause to be made all rightful oaths; testify in all legal proceedings; communicate all known facts which relate to such works, copyrights, inventions, ideas, discoveries, designs and improvements; perform all lawful acts and otherwise render all such assistance as the Company may deem necessary to apply for, obtain, register, enforce and maintain any copyrights, letters patent and trademark registrations of the United States or any foreign jurisdiction or under the Universal Copyright Convention (or any other convention or treaty to which the United States is or may become a party), or otherwise to protect the Company's interests therein, including any which the Company shall deem necessary in connection with any proceeding or litigation involving the same. The Company shall reimburse the Executive for all reasonable out-of-pocket costs incurred by the Executive in testifying at the Company's request or in rendering any other assistance requested by the Company pursuant to this Section 8. All registration and filing fees and similar expenses shall be paid by the Company.

9.       SPECIFIC PERFORMANCE.

         Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Sections 1(d), 6 or 7 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. In addition, the Executive recognizes that the services to be rendered by him under this Agreement are of a special, unique, unusual, extraordinary and intellectual character involving skill of the highest order and giving them




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peculiar value, the loss of which cannot be adequately compensated in damages.
Consequently, in the event of a breach of this Agreement by the Executive, the Company shall be entitled to injunctive relief or any other legal or equitable remedies. The Executive agrees that the Company also may recover by appropriate action the amount of the actual damage caused the Company by any failure, refusal or neglect of the Executive to perform his agreements, representations and warranties contained in this Agreement. The remedies provided in this Agreement shall be deemed cumulative and the exercise of one shall not preclude the exercise of any other remedy at law or in equity for the same event or any other event.

10. RESOLUTION OF DISPUTES.

         (a) Except as provided in subsection (c) below, any controversy or claim between or among the parties, relating to Executive's employment with the Company, including but not limited to those arising out of or relating to this Agreement or any agreements or instruments relating hereto or delivered in connection herewith and any claim based on or arising from an alleged tort, shall at the request of any party be determined by arbitration. The arbitration shall be conducted in Los Angeles, California, in accordance with the United States Arbitration Act (Title 9 of the United States Code), notwithstanding any choice of law provision in this Agreement, and under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA"). The parties shall have the right to review and approve a panel of prospective arbitrators supplied by AAA, but the arbitration shall be conducted by a single arbitrator selected from the approved panel by AAA or by stipulation of the parties. The arbitrator shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator.



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The arbitrator shall be entitled to order specific performance of the obligations imposed by this Agreement. Judgment upon the arbitration award may be entered in any court having jurisdiction.

         (b) All decisions of the arbitrator shall be final, conclusive and binding on all parties and shall not be subject to judicial review. All costs of the arbitration shall be borne by the party which is not the Prevailing Party (as defined in Section 11(h) of this Agreement). If required, each party shall advance 50% of any costs of the arbitration required to be advanced, subject to the right of the non-Prevailing Party to reimbursement.

         (c) Subsection (a) above does not prohibit a party from seeking and obtaining injunctive relief from a court of competent jurisdiction pending the outcome of arbitration. A party bringing an action for injunctive relief shall not be deemed to have waived its right to demand arbitration of all disputes.

11.      MISCELLANEOUS.

         (a) Notices. All notices, requests, demands and other communications (collectively, "NOTICES") given pursuant to this Agreement shall be in writing, and shall be delivered by personal service, courier, facsimile transmission or by United States first class, registered or certified mail, addressed to the following addresses:

         (i)      If to the Company, to:

                  Equity Marketing, Inc.
                  131 S. Rodeo Drive, Suite 300
                  Beverly Hills, California  90212-2428
                  Attn:  Senior Vice President, Business Affairs



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         (ii)     If to Executive, to:

                  Stephen P. Robeck
                  11496 Orum Road
                  Los Angeles, California  90049

                  With a copy to:
                  Armstrong Hirsch Jackoway Tyerman & Wertheimer
                  1888 Century Park East, 18th Floor
                  Los Angeles, California  90067-1702
                  Attn:  Eric Weissler or Jonathan Kaufelt

Any Notice, other than a Notice sent by registered or certified mail, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid return receipt requested, shall be effective on the earlier of when received or the third day following deposit in the United States mails (or on the seventh day if sent to or from an address outside the United States). Any party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this Section.

         (b) Entire Agreement. This Agreement and the concurrently executed Consulting Agreement that is attached hereto as Exhibit "A" (collectively, the "Agreements") contain the sole and entire agreement and understanding of the parties with respect to the entire subject matter of the Agreements, and any and all prior discussions, negotiations, commitments and understandings, whether oral, written or implied, related to the subject matter of the Agreements, including but not limited to that certain Employment Agreement and that certain Consulting Agreement dated as of October 1, 1993, are hereby extinguished and superseded. No representations, oral or otherwise, express or implied, other than those contained in the Agreements have been relied upon by any party to the Agreements.



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         (c) Severability. In the event that any provision or portion of this
Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

         (d) Governing Law. This Agreement has been made and entered into in the State of California and shall be construed in accordance with the laws of the State of California.

         (e) Captions. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

         (f) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         (g) Business Day. If the last day permissible for delivery of any notice under any provision of this Agreement, or for the performance of any obligation under this Agreement, shall be other than a business day, such last day for such notice or performance shall be extended to the next following business day (provided, however, under no circumstances shall this provision be construed to extend the date of termination of this Agreement).

         (h) Attorneys' Fees. If any action, proceeding or arbitration is brought to enforce or interpret any provision of this Agreement, the Prevailing Party shall be entitled to recover as an element of its costs, and not its damages, its reasonable attorneys' fees, costs and expenses. The "PREVAILING PARTY" is the party who would have been entitled to recover its costs under the California Code of Civil Procedure had the action been maintained in the Superior Court of California regardless of whether there is final judgment. A party not entitled to recover its costs



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may not recover attorneys' fees. No sum for attorneys' fees shall be counted in calculating the amount of a judgment for purposes of determining whether a party is entitled to recover its costs or attorneys' fees.

         (i) Advice from Independent Counsel. The parties hereto understand that this Agreement is legally binding and may affect such party's rights. Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement.

         (j) Interpretation. Should any provision of this Agreement require interpretation, it is agreed that any court or arbitrator interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all Parties have participated in the preparation of this Agreement.

         (k) Survival. The termination of the Executive's employment hereunder shall not affect the enforceability of Sections 1(d), 6, 7 and 8.



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

         (l) Waiver of Jury Trial. IF NOTWITHSTANDING THE AGREEMENT THAT ALL DISPUTES BE SUBMITTED TO BINDING ARBITRATION, A DISPUTE IS SUBMITTED TO A COURT, EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, AND AGREE TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS WRITTEN CONSENT TO A TRIAL BY THE COURT.

                                        Company:

                                        EQUITY MARKETING, INC.


                                        By:  /s/ Donald A. Kurz
                                             ______________________________

                                        Its: President, Co-CEO
                                             ______________________________

                                        EXECUTIVE:

                                             /s/ Stephen P. Robeck
                                        ----------------------------------
                                                 Stephen P. Robeck




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